                    EXHIBIT 21(1)--CONSOLIDATED SUBSIDIARIES

            Citadel Holding Corporation's Consolidated Subsidiaries

Subsidiary                       Incorporation
----------                       -------------
Citadel Realty Inc.              Delaware, USA
Citadel Realty Inc.              Nevada, USA
Citadel Distribution Inc.        Delaware, USA
Citadel Acquisition Corp., Inc.  Delaware, USA
Big 4 Farming LLC                Formed under the laws of California, USA
Citadel Agriculture Inc.         California, USA
Liberty Theaters, Inc.           New York, USA
Citadel Cinemas Inc.             Nevada, USA
Royal George LLC                 Delaware, USA